SALOMON BROTHERS SERIES FUNDS INC

(Name change to Legg Mason Partners Series Funds, Inc. effective at 9:00 a.m. on November 20, 2006 pursuant to Articles of Amendment filed with the

State Department of Assessments and Taxation on November 15, 2006)

ARTICLES SUPPLEMENTARY

(R Sub-Class and FI Sub-Class of Legg Mason Partners Small Cap Growth Fund I)

Salomon Brothers Series Funds Inc, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation’s Board of Directors has authorized the creation of two additional Sub-Classes of Legg Mason Partners Small Cap Growth Fund I (the “Legg Mason Partners Small Cap Growth Fund I”), formerly known as Class G capital stock, of the Corporation designated as R Sub-Class and FI Sub-Class and, pursuant to the power of the Board of Directors to classify and reclassify unissued shares of capital stock of the Corporation, the Board of Directors has duly reclassified shares of its authorized and unissued shares of Class A capital stock of the Corporation as follows:

(a) 178,571,428 shares of A Sub-Class of Class A capital stock are hereby reclassified as shares of R Sub-Class of Legg Mason Partners Small Cap Growth Fund I (such Sub-Class of Legg Mason Partners Small Cap Growth Fund I referred to herein as the “R Sub-Class”); and

(b) 178,571,428 shares of B Sub-Class of Class A capital stock are hereby reclassified as shares of FI Sub-Class of Legg Mason Partners Small Cap Growth Fund I (such Sub-Class of Legg Mason Partners Small Cap Growth Fund I referred to herein as the “FI Sub-Class”).

SECOND: The shares of R Sub-Class and FI Sub-Class, as so reclassified by the Corporation’s Board of Directors, shall have and be subject to all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of rights to require redemption of a Sub-Class of Legg Mason Partners Small Cap Growth Fund I as set forth in the Corporation’s charter (the “Charter”), except as otherwise set forth in these Articles Supplementary. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of rights to require redemption of the shares of the other Sub-Classes of Legg Mason Partners Small Cap Growth Fund I are not changed by these Articles Supplementary. These Articles Supplementary do not increase the authorized capital stock of the Corporation.

THIRD: Notwithstanding any provision to the contrary in the Charter, including, without limitation, Article V, Section 5(b)(iv) of the Articles of Incorporation

forming part of the Charter, with respect to determining dividends payable to stockholders of R Sub-Class and FI Sub-Class, the Board of Directors may determine not to permit certain dividends to accrue on shares until the proceeds from the sale thereof are included in assets belonging to the Legg Mason Partners Small Cap Growth Fund I, and/or to permit certain dividends to continue to accrue on shares redeemed through the day before redemption proceeds are removed from the assets belonging to the Legg Mason Partners Small Cap Growth Fund I.

FOURTH: Shares of R Sub-Class and FI Sub-Class shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights, terms and conditions with any other shares of Legg Mason Partners Small Cap Growth Fund I; provided however, that notwithstanding anything in the Charter to the contrary:

(a) The shares of R Sub-Class and FI Sub-Class shall not be subject to any front-end sales charges or contingent deferred sales charges.

(b) Expenses related solely to the R Sub-Class or the FI Sub-Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by the R Sub-Class or the FI Sub-Class, as the case may be, and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of the R Sub-Class or the FI Sub-Class, as the case may be.

(c) Except as may be otherwise required by law pursuant to any applicable order, rule or regulation, issued by the Securities and Exchange Commission (the “SEC”) or under Maryland law or otherwise, the holders of stock of R Sub-Class and FI Sub-Class shall have respectively (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders which affects such R Sub-Class or FI Sub-Class (provided that if it affects the R Sub-Class or the FI Sub-Class and one or more other Classes or Sub-Classes, but less than all of the other Classes or Sub-Classes, the affected Sub-Classes shall together have the exclusive vote), including without limitation, the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act, as amended, applicable to the R Sub-Class or the FI Sub-Class, as the case may be, and (ii) no voting rights with respect to the provisions of any Rule 12b-1 plan not applicable to the R Sub-Class or the FI Sub-Class or with regard to any other matter submitted to a vote of stockholders that does not affect the holders of the R Sub-Class or the FI Sub-Class.

(d) The holders of the R Sub-Class and the FI Sub-Class shall have such rights to exchange their shares for shares of stock of any other Class or Sub-Class or for shares of another investment company upon such terms as may be approved by the Board of Directors from time to time and set forth in appropriate disclosure documents under applicable law and the rules and regulations of the SEC and the rules of the National Association of Securities Dealers, including, but not limited to, such rights to credit holding periods of the stock exchanged with respect to the stock received in the exchange.

FIFTH: The Board of Directors of the Corporation has classified the shares described above pursuant to authority contained in the Charter.

SIXTH: This Articles Supplementary to the Charter of the Corporation shall become effective at 9:01 a.m. on November 20, 2006.

SIXTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles Supplementary with respect to authorization and approval are true in all material respects and that this statement is made under penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this      day of November, 2006.

ATTEST:		SALOMON BROTHERS SERIES FUNDS INC

By:		By:
	Thomas C. Mandia		R. Jay Gerken
	Assistant Secretary		Chairman, President and Chief Executive Officer